JPMORGAN VISTA VARIABLE CAPITAL GROWTH PORTFOLIO FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
11/07/02	WELLCHOICE, INC.

Shares            Price         Amount
1,300		  $25.00	$32,500.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.49        N/A	0.01%	            1.10%

Broker
Credit Suisse First Boston Corporation

Underwriters of WellChoice, Inc.

Underwriters 				    Number of Shares
Credit Suisse First Boston Corporation    	5,448,172
UBS Warburg LLC    				1,816,059
Bear, Stearns & Co. Inc.     			1,816,059
Morgan Stanley & Co. Incorporated 	        1,816,059
Goldman, Sachs & Co.    		        1,210,706
J.P. Morgan Securities Inc.    			1,210,706
Salomon Smith Barney Inc.    			1,210,706
Blaylock & Partners, L.P.    			  302,676
The Williams Capital Group, L.P.     		  302,676
BNY Capital Markets, Inc.   			  200,338
Dowling & Partners Securities, LLC    		  108,516
Fox-Pitt, Kelton Inc.    			  108,516
Invemed Associates LLC    			  200,338
Leerink Swann & Company   			  108,516
Legg Mason Wood Walker, Incorporated    	  108,516
Muriel Siebert & Co. Inc.    			  108,516
Prudential Securities Incorporated    		  200,338
Ramirez & Co., Inc.   				  108,516
Raymond James & Associates, Inc.    		  108,516
SG Cowen Securities Corporation    		  200,338

Total					       16,694,783